Exhibit 5.1

LAW OFFICE OF CARL P. RANNO

Attorney and Counselor at Law

2733 EAST VISTA DRIVE
PHOENIX, ARIZONA 85032

Telephone: 602-493-0369
Email: carlranno@cox.net

May 10, 2023

DFP Holdings, Limited
2F-1, No. 178-5, Section 2
Chang'an East Road
Zhongshan District
Taipei City, Taiwan
Attn: Mr. Hsu Shou Hung
dfpleaderschool@gmail.com

RE: Opinion to be filed with an S-1 Registration statement to be filed by DFP Holdings, Limited a Nevada Corporation

Dear Sir,

This Opinion is in connection with a registration statement to be filed by DFP Holdings, Limited a Nevada Corporation on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 10,000,000 shares, $0.0001 par value, of the Company's newly issued common stock for public sale by the issuer on a best efforts basis

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, I have examined the Registration Statement, the Company's Articles of Incorporation filed December 8, 2021, the Company's Bylaws dated December 8, 2021, the Consent of the Independent Registered Public Accounting Firm attached to the Registration Statement, including a form of the Subscription Agreement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations of

officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based upon and subject to the foregoing, it is my opinion with respect to the registration of 10,000,000 newly issued shares of the Company's common stock, $0.0001 par value (the “Shares”), for public sale by the issuer’ that the Shares have been duly authorized and subject to the Registration Statement becoming effective, the Shares, when issued and paid for as described in the Registration Statement and Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable sections of laws of Nevada. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and I assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

Carl P. Ranno

Carl P. Ranno